Exhibit 99.1

Investor Relations/Company/Media Contact: Satya Chillara (408) 213-0939 schillara@aemetis.com

Aemetis Reports Fourth Quarter and Year-End 2015 Results

CUPERTINO, Calif. – March 24, 2016 - Aemetis, Inc. (NASDAQ: AMTX), an advanced renewable fuels and biochemicals company, today announced its financial results for the fourth quarter and twelve months ended December 31, 2015.

Financial Highlights for 2015

●	Revenues of $147 million in 2015, down from $208 million in 2014
●	Adjusted EBITDA of $(3) million in 2015, down from $30 million in 2014
●	$22 million of EB-5 funding released to the company from escrow during 2015

“In 2015, our financial and operational performance was affected by excess supply in ethanol markets,” said Eric McAfee, Chairman and Chief Executive Officer of Aemetis.  “During this past year, Aemetis significantly increased production at our biodiesel and glycerin biorefinery in India, to take advantage of deregulation and the removal of subsidies in the diesel market.  The biodiesel domestic market in India continues to grow, with our expanding sales of B100 as a transportation fuel to replace diesel.  In 2016, we plan to increase the profitability of our ethanol business by the adoption of patented technologies for the production of cellulosic ethanol and related products at the Keyes plant,” added McAfee.

Today, Aemetis will host an earnings review call at 10:00 am Pacific (PT). For details on the call, visit: http://www.aemetis.com/investors/conference-call/

Financial Results for the Year Ended December 31, 2015

Revenues of $147 million during 2015 represent a 29% year-over-year decline from revenues of $208 million during 2014. For the year ended December 31, 2015, 56 million gallons of ethanol and 360 thousand tons of wet distillers grains were produced at our Keyes plant and sold at an average sales price of $1.74 per gallon and $80 per ton, respectively.  For the year ended December 31, 2014, 60 million gallons of ethanol and 408 thousand tons of wet distillers grains were produced at our Keyes plant and sold at an average sales price of $2.54 per gallon and $92 per ton, respectively.  Overall softness in the ethanol market due to a delay in the enforcement of the Renewable Fuel Standard by the EPA led us to operate the Keyes plant at 101% of nameplate capacity during 2015 compared to 109% of nameplate capacity during 2014.  The lower ethanol production combined with the decrease in the average sales price per gallon of ethanol sold resulted in lower sales from our North America segment.

Our India subsidiary produced 19,523 metric tons of biodiesel and 4,653 metric tons of refined glycerin, resulting in 2015 revenue of $17 million, representing growth of 41% year-over-year from 2014. Significantly, biodiesel revenues from domestic India customers during 2015 were $14.1 million, a 265% increase from revenues of $3.86 million during 2014, with major milestones achieved in August 2015 from the approval of direct bulk biodiesel sales and in October 2015 from the removal of the tax on feedstock for biodiesel production.

Gross profit during 2015 of $4.2 million was down from gross profit of $37 million during 2014, primarily due to excess ethanol supply and the spread between ethanol and corn pricing in the market. Operating loss during2015 was $8.6 million, down from operating income of $24 million in 2014.

Selling, general and administrative expenses were largely unchanged from $12.3 million during the year ended December 31, 2015 to $12.6 million during the same period of 2014.

Interest expense during the year ended December 31, 2015 of $17.2 million was largely unchanged from interest expense of $17.4 million during the same period of 2014, primarily due to the delay in realizing EB-5 monies from the escrow account and lower level of expense acceleration due to loss on debt extinguishment.

Net loss during 2015 of $27 million, or $1.37 per diluted share, compared to net income of $7.1 million or $0.34 per diluted share during 2014. Adjusted EBITDA for the twelve months ended December 31, 2015 was a loss of $3.1 million, compared to adjusted EBITDA of $30 million for the same period in 2014.

Financial Results for the Three Months Ended December 31, 2015

Revenues of $35.3 million in the fourth quarter of 2015 declined 15% from $41.5 million in the fourth quarter of 2014, primarily due to a decline in ethanol sales price per gallon, as well as lower wet distillers grains sales price per ton. During the fourth quarter of 2015, gross profit declined to $1.4 million from $2.5 million during the fourth quarter of 2014.

During the fourth quarter of 2015, selling, general and administrative (“SG&A”) expenses decreased slightly to $2.8 million, compared to SG&A expense of $3.3 million during the fourth quarter of 2014. Interest and amortization expense increased slightly to $3.8 million in the fourth quarter of 2015, compared to $3.0 million in the fourth quarter of 2014 due to higher cost of debt payments.

The operating loss for the fourth quarter of 2015 of $6.5 million compares to $3.7 million of operating income during the same period of 2014. Adjusted EBITDA during the fourth quarter of 2015, resulting in a loss of $260 thousand, compared to a gain of $655 thousand of adjusted EBITDA for the same period in 2014.

“Subdued performance during 2015 reflects excess supply of ethanol in the North America segment where we continue to derive a majority of our revenues. We have been diligent in controlling our selling, general and administrative expenses,” said Todd Waltz, Chief Financial Officer of Aemetis. “We have ongoing interest expense reductions through refinance activities currently underway, including $12.5 million in escrow to the company from the EB-5 program, that we believe will further lower the interest costs of the company,” added Waltz.

Non-GAAP Financial Information

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest expense, loss on extinguishment, income tax expense, intangible and other amortization expense, depreciation expense and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes.  EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, statements regarding funds to be received under our EB-5 loan program, our refinancing activities, increasing production at our biodiesel and glycerin biorefinery in India, expanding our business into rapidly growing markets with new technologies and products, our plans to construct and operate a liquid CO2 unit and adopt patented technologies for the production of cellulosic ethanol and related products at our Keyes ethanol plant and further reductions in our outstanding debt. Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties.  Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks associated with the conversion of the Keyes plant to the use of sorghum for ethanol production; and other risks detailed in our reports filed or to be filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

About Aemetis

Headquartered in Cupertino, California, Aemetis is an advanced renewable fuels and biochemical company focused on the production of advanced fuels and chemicals through the acquisition, development and commercialization of innovative technologies that replace traditional petroleum-based products by conversion of first-generation ethanol and biodiesel plants into advanced biorefineries.  Founded in 2006, Aemetis owns and operates a 60 million gallon per year ethanol production facility in Keyes, California.  Aemetis also owns and operates a 50 million gallon per year renewable chemical and advanced fuel production facility on the East Coast of India producing high quality, distilled biodiesel and refined glycerin for customers in Europe and Asia. Aemetis operates a research and development laboratory at the Maryland Biotech Center, and holds a portfolio of patents and related technology licenses for the production of renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per share data)

	Three months ended		Year ended
	December 31		December 31
	2015	2014	2015	2014

Revenues	$35,346	$41,475	$146,649	$207,683
Cost of goods sold	33,902	39,023	142,450	170,539
Gross profit	1,444	2,452	4,199	37,144

Research and development expenses	117	117	447	459
Selling, general and administrative expenses	2,805	3,332	12,361	12,595
Operating income/(loss)	(1,478)	(997)	(8,609)	24,090

Interest rate expense	(2,523)	(2,315)	(10,164)	(10,052)
Amortization expense	(1,329)	(677)	(6,715)	(6,038)
Loss on debt extinguishment	0	0	(330)	(1,346)
Other income/(expense)	(79)	249	(270)	485
Income/(loss) before income taxes	(6,453)	(3,740)	(27,132)	7,139

Income tax expense	0	0	$(6)	$(6)

Net income/(loss)	$(6,453)	$(3,740)	$(27,138)	$7,133

Net Income/(loss) per common share*
Basic	$(0.33)	$(0.18)	$(1.37)	$0.35
Diluted	(0.33)	(0.18)	(1.37)	0.34

Weighted average shares outstanding*
Basic	19,598	20,630	19,823	20,371
Diluted	19,598	20,630	19,823	21,047

* The Earnings per share and Weighted average shares outstanding for all periods presented reflect the one-for-ten reverse split, which took effect May 15, 2014.

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(unaudited, in thousands)

	Year ended
	December 31
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$283	$332
Accounts receivable	1,166	1,262
Inventories	4,804	4,491
Prepaid and other expenses	1,749	1,848
Total current assets	8,002	7,933

Property, plant and equipment, net	70,718	75,810
Goodwill, intangibles and other assets	4,421	5,433
Total assets	$83,141	$89,176

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$10,183	$8,339
Current portion of long term debt, notes and working capital	11,947	12,746
Mandatorily redeemable Series B convertible preferred stock	2,742	2,641
Other current liabilities	4,425	3,590
Total current liabilities	29,297	27,316

Total long term liabilities	89,138	64,832

Stockholders' deficit:
Series B convertible preferred stock	1	2
Common stock	20	21
Additional paid-in capital	82,115	87,080
Accumulated deficit	(114,251)	(87,113)
Accumulated other comprehensive loss	(3,179)	(2,962)
Total stockholders' deficit	$(35,294)	$(2,972)

Total liabilities and stockholders' deficit	$83,141	$89,176

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/(LOSS)
(unaudited, in thousands)

	Three months ended December 31		Year endedDecember 31
	2015	2014	2015	2014
Net income/(loss)	$(6,453)	$(3,740)	$(27,138)	$7,133
Adjustments:
Interest expense	2,523	2,315	10,164	10,052
Amortization expense	1,329	677	6,715	6,038
Loss on debt extinguishment	-	-	330	1,346
Income tax expense			6	6
Intangibles and other amortization expense	32	31	129	126
Loss on impairment of intangibles	1,044	0	1,044	0
Depreciation expense	1,024	1,195	4,730	4,681
Share-based-compensation	241	177	938	624
Total adjustments	6,193	4,395	24,056	22,873
Adjusted EBITDA	$(260)	$655	$(3,082)	$30,006

PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three months ended		Year ended
	December 31		December 31
	2015	2014	2015	2014
Ethanol
Gallons Sold (in 000s)	13,187	14,463	55,787	60,197
Average Sales Price/Gallon	$1.74	$2.19	$1.74	$2.54
Wet Distiller’s Grains
Tons Sold (in 000s)	84	98	360	408
Average Sales Price/Ton	$71	$67	$80	$92
Biodiesel
Metric tons sold	7,442	1,437	19,523	9,036
Average Sales Price/Metric ton	$707	$892	$724	$985
Refined Glycerin
Metric tons sold	693	655	4,653	2,236
Average Sales Price/Metric ton	$671	$778	$668	$933